Dated January 30, 2009

ASTRANCE PATRIMOINE

And

PASCAL HERMANDESSE

And

JOSE TEROL

And

PASCAL RICHARD

And

MEAS EUROPE

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

BETWEEN

ASTRANCE PATRIMOINE, a French société civile registered in France under number RCS 509 846 630 Melun, and whose registered office is located at 146 Chemin du Fief de Mons – 77 950 Maincy, France, duly represented by its Manager, José Térol ("Astrance”),

AND

PASCAL HERMANDESSE, resident at Atexis, Company Electron Limited, #11, Fujiang Road, Dragon Industry Port, Shuangliu, Chengdu, P.R.C610200 (China),

("Mr. Hermandesse"),

AND

JOSE TEROL, resident at 146 Chemin du Fief de Mons – 77 950 Maincy – France ("Mr. Térol"),

AND

PASCAL RICHARD, resident 16 bis rue des Francs Bourgeois 77131 TOUQUIN, France ("Mr. Richard"),

(Astrance, Mr. Hermandesse, Mr. Terol and Mr. Richard are referred to individually as a "Seller" and collectively as the “Sellers”)

AND

MEAS EUROPE, a French société par actions simplifiée registered in France under number 311 711 808 RCS Toulouse, and whose registered office is located at 105 Avenue du Général Eisenhower, BP 1036 , 31023 Toulouse Cedex, France, duly represented by its Président, Jean-François Allier (the “Buyer”),

(Astrance, Mr. Terol, Mr. Hermandesse, Mr. Richard and the Buyer are referred to individually as a “Party” and collectively as the “Parties”.)

INTRODUCTION

(A)
The Sellers own 100% of the share capital of R.I.T. SAS (i.e. 15,300 shares of €10 each) (the “Shares”), a French société par actions simplifiée, whose registered office is located at 48, rue de Frégy, BP 50, 77610 Fontenay-Tresigny, France, with a share capital of €153,000 divided into 15,300 shares of €10 each, registered with the Registry of Commerce of Meaux under number 439 863 994 (the “Company”).

(B)	The Sellers wish to sell and the Buyer wishes to buy the Shares on the Closing Date subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS

1	Definitions

1.1	In addition to the terms elsewhere defined in this Agreement, the following expressions shall have the following meanings in this Agreement unless the context otherwise requires:

“Accounts” means the balance sheet, the profit and loss account and annexes of the Company, the French Subsidiary, the German Subsidiary and Chinese Subsidiary for the year ending on December 31, 2007 (copies of which are attached to this Agreement in Exhibit 4.3.5);

“Adjustment Payment” has the meaning given to that term in paragraph 7 of part 1 of Schedule 1;

“Affiliate” means, with respect to any body corporate, any other body corporate, directly or indirectly, controlling, controlled by or under common control with, such body corporate, with “control” for such purpose meaning control as defined under Article L.233-3 of the French Code de Commerce or the control resulting from the possession, directly or indirectly, of the power to either (a) exercise a majority of the voting rights exercisable at general meetings of a body corporate, or (b) appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of a body corporate;

"Agreed Accounting Principles" means the principles set out in part 2 of Schedule 1;

"Agreed Form" means, in relation to a document or agreement, a form agreed between the relevant Parties or parties to that document or agreement, initialled on each of their behalves;

“Agreement” means this share purchase agreement;

“Assets” means all of the tangible and intangible assets of the Target Group, of whatever description, whether or not disclosed in the Accounts including, but not limited to, the Properties and all additions, accessions and substitutions made for full consideration in the Ordinary Course of Business prior to the Closing Date;

“Balance Sheet Date” means December 31, 2007;

 “Business” means the design, manufacture and supply of Sensors by the Target Group;

 “Business Day” means any day (other than Saturday and Sunday) upon which banks are open for business in Paris and New York;

“Chinese Subsidiary” means Atexis Company Electron Limited Co (China), further details of which are set out in Part 2 of Schedule 2;

“Chinese Property” means the premises and land used and or owned by the Chinese Subsidiary;

“Closing” means the closing of the purchase of the Shares in accordance with the terms and conditions of Clause 5;

“Closing Balance Sheet” means the closing balance sheet as at January 31st, 2009 drawn up in accordance with the Agreed Accounting Principles, further details of which are set out in part 2 of Schedule 1;

“Closing Date” means January 30, 2009;

“Closing Payment” means the sum of €4.75m – Outstanding Net Debt;

“Company” has the meaning set out in the Introduction;

“Earnout Payment” means the sum of the First Year Earnout and the Second Year Earnout to be paid on the Earn-Out Payment Date;

“Exhibits” means the exhibits in the Agreed Form annexed to this Agreement;

“Data Room Documents” means the documents referred to on the list in the Agreed Form set out in Schedule 3, of which the Buyer had access during the performance of the Buyer’s due diligence;

“Earn-Out Payment Date” means a Business Day falling in the period starting on January 1, 2011 and ending no later than March 31, 2011;

“First Year Earn-Out” has the meaning given to that term in Clause 3.2;

“First Year Earn-Out Sales” means the amount of the Net Sales in the consecutive period of 12 months ending on December 31, 2009;

“Entity” means a corporate, partnership, limited liability company, limited liability partnership, joint stock company or any other form of legal association in any jurisdiction whatsoever;

“Finally Determined Claims” has the meaning given to that term in Clause 6.6.1;

“French Subsidiary”’ means Atexis, a French société par actions simplifiée incorporated under the laws of France, having its registered office at 48, rue de Fregy, BP50 – 77610 – Fontenay-Tresigny, with a share capital of €765,000 divided into 50,000 shares of €15.30 each, registered with the Registry of Commerce of Meaux under n°409 260 791, further details being set out in Part 1 of Schedule 2;

“French Property”’ means the premises and land used and/or owned by the French Subsidary;

“German Subsidiary” means ATEXIS GmbH, a German company which is wholly owneddirectly by the Company, further details of which are set out in Part 4 of Schedule 2;

“Heraeus Debt” has the meaning given to that term in Sub-clause 5.2.7;

“Indemnified Party” has the meaning set out in Clause 6.1;

"Important Agreements” means all agreements, contracts, group or series of contracts taken together, with a customer or a supplier, undertakings or arrangements (whether written or oral) into which a member of the Target Group has entered and which may fall within one or more of the following categories:

(a)	requiring yearly payment by or to a member of the Target Group in excess of €50,000 (excluding VAT);

(b)	entered into with a customer of a member of the Target Group representing more than 5 per cent of the Target Group’s annual turnover;

(c)
under whose terms a member of the Target Group is bound to refrain from carrying out or to restrict certain activities, or to refrain from competing or under which a member of the Target Group has granted exclusive rights to any third party;

(d)	which restricts the ability of a member of the Target Group to carry out its business in the Ordinary Course of Business;

(e)
which have an indefinite term or a definite term of more than one year with the exclusion of financial lease agreements, insurance agreements, employment agreements and agreements which a member of the Target Group may at any time terminate in full with a period of notice of less than 3 (three) months;

(f)	which have not been concluded in the Ordinary Course of Business and with a total value of more than €5,000 (excluding VAT) on an annual basis ;

(g)	which is or may be considered to be a commercial agency agreement;

“Intellectual Property” means all patents (and applications therefor), envelopes Soleau, utility models (and applications therefor), trade and service marks, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and Know How and other confidential information and all other similar proprietary rights which may subsist in any part of the world (whether registered or not) including the results of research and development programmes and Know How arising there from;

“Know How” means confidential industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm), including without limitation mechanical systems, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Liabilities” means any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, fines, settlements, judgements and costs and expenses (including, without limitation, professional costs and expenses, removal costs, remediation costs, closure and post-closure costs, fines, penalties and reasonable expenses of investigation and ongoing monitoring), present or future, known or unknown, fixed or contingent, and “Liability” means any one of them;

“Loss” means all losses, costs, damages, expenses, fines and penalties;

"MEAS Group” means Measurement Specialties, Inc and each of its Affiliates but excluding the Target Group;

"Net Sales" means the amount of the legally reported sales to third parties made by (i) the Target Group in respect of the Business (excluding sales between members of the Target Group and between members of the Target Group and members of the MEAS Group), (ii) any salesmen of the MEAS Group in respect of the Business and (iii) any member of the Target Group in respect of parts designed and manufactured by the MEAS Group in all cases excluding VAT and less returns for each relevant period;

"Ordinary Course of Business" means any practice, policy, act, agreement, measure or decision, which is consistent with the normal conduct of the Business in accordance (where applicable) with past practices;

“Outstanding Net Debt” means the amount of all long and short term financial indebtedness (whether or not interest bearing) owing to any financial institution, governmental or other authority or any other third party including, but not limited to, all amounts owing to Heraeus group, revolving credit lines and bank overdrafts of the Target Group less any cash and positive cash bank balances of the Target Group as at the Closing Date, details of which shall be set out on a statement dated January 30th, 2009 and attached in Schedule 4; for avoidance of doubt, no other debts other than those of the kind described in this statement shall be taken into consideration as to calculate the Outstanding Net Debt.

“Permits” means permits, exemptions, approvals or authorisations required by or issued pursuant to any applicable rules under the laws of France or any other jurisdiction where the Target Group conducts business;

“Properties” means the French Property and the Chinese Property;

“Purchase Price” means the aggregate amount of the Closing Payment and the Earn-Out Payment;

"Relevant Claim” means any claim in connection with any of the Warranties or pursuant to Clause 6.2.

“Relevant Proportions” means the proportions that the following amounts bear to one another (the amounts hereafter indicated corresponding to the agreed allocation of the Purchase Price amongst the Sellers, the Sellers hereby acknowledging that the Buyer has no responsibility for such allocation).

	Closing Payment	Earn Out Payment
Pascal Hermandesse	40%	40%
José Térol	16.57%	16.57%
Astrance Patrimoine	13.43%	13.43%
Pascal Richard	30%	30%

“Restricted Period” means the period starting on the Closing Date and ending on the second anniversary of the Closing Date;

“Schedules” means the schedules annexed to this Agreement;

“Second Year Earn-Out” has the meaning given to that term in Clause 3.3;

“Second Year Earn-Out Sales” means the amount of the Net Sales in the consecutive period of 12 months ending on December 31, 2010;

“Security” includes for the purpose of this Agreement any “sûreté” “réelle” or “personnelle”, “droit réel accessoire”, “droit de rétention”, “réserve de propriété”, “délégation”, “subrogation”, “fiducie”, “cession fiduciaire” “en propriété” or “à titre de garantie” or any “mesure conservatoire” or “voie d’exécution”, or their equivalent in any jurisdiction other than France as well as agreement, option, pre-emption right, undertaking, offer or other real or personal right (“droit réel ou personnel”) or other obligation which has the purpose or effect of restricting in any manner the ownership or the transferability of the relevant asset or right; provided, however, that liens or encumbrances arising in the Ordinary Course of Business in connection with transportation or delivery of goods shall not be considered to be “Security” for purposes of this Agreement;

"Seller's Nominated Bank Account" means the details of the accounts that shall be communicated by the Sellers to the Buyer at least 5 Business Days prior to the Closing Date;

“Senior Employee” means an employee of any member of the Target Group with a gross annual salary in excess of €35,000;

“Sensors” means all forms of temperature sensing components and probes, including, but not limited to, platinum, NTC and thermocouple designs as designed and manufactured by the Target Group as at the Closing Date as well as any such products that may be designed and manufactured by the Target Group after the Closing Date, with the agreement of both the Sellers and the Buyer, using the Target Group’s Know How;

“Shares” has the meaning set out in the Introduction;

"Subsidiaries" means the French Subsidiary, the Chinese Subsidiary and the German Subsidiary;

"Target Group" means the Company, the French Subsidiary, the German Subsidiary and the Chinese Subsidiary, details of which are set out in Schedule 2;

“Taxation” or “Taxes” means all forms of taxation, duties, impositions, levies, withholding taxes, contributions and charges of whatsoever nature payable in conformity with the legislation of all countries concerned including, without limitation, income tax, “parafiscalité”, corporation tax, capital gains tax, value added tax, sales tax, business tax, customs laws and other import and export duties, excise duties, stamp duty, social security payments or other similar contributions and generally all taxes, duties, withholdings whatsoever on or in relation to income, profits, gains, sales, in connection with any of the foregoing for the benefit of the State or any other body or entity whether State-controlled or private, or local authority or government agency and all penalties, costs and interest relating thereto;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“US Company” means Atexis, Inc, an US company which is wholly owned by the Company;

“Warranties” means the warranties and representations contained in Clause 4;

1.2
Any reference to the laws of France shall be deemed, when it is to be interpreted in the context of a law or territory other than French, to include a reference to its equivalent in the relevant law or territory.

1.3
Any statement, representation or warranty which is qualified by the expression “to the best of the knowledge, information and belief of the Sellers” or “so far as the Sellers are aware” or any similar expression shall refer to facts and information which a reasonably prudent manager should be aware of in the execution of his duties but without requiring any of the Sellers to make enquiries of any other persons;

1.4
The Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and the Exhibits.

1.5	“person" includes any individual, partnership, company, state or agency of a state, and any unincorporated association or organisation, whether or not having separate legal personality; and

1.6	"company" includes any body corporate.

1.7	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

2	Sale and Purchase of the Shares

2.1
Subject to the terms and conditions of this Agreement, the Sellers shall sell and the Buyer shall purchase the Shares, free from all Security and with the benefits of all rights attaching to them as at the Closing Date.

2.2	Title and risk to the Shares shall pass to the Buyer at the Closing Date.

3	Consideration

3.1	In consideration for the sale of the Shares by the Sellers to the Buyer, the Buyer shall pay to the Sellers in their Relevant Proportions:

3.1.1	the Closing Payment which shall be satisfied in cash on, but subject to, Closing; and

3.1.2	the Earn-Out Payment which shall be satisfied in cash on the Earn-Out Payment Date as calculated in accordance with Clauses 3.2 and 3.3 respectively.

3.2
The amount of the First Year Earn-Out shall be based on the level of First Year Earn-Out Sales. The First Year Earn-Out shall start to accrue if the First Year Earn-Out Sales exceed €8,500,000 and shall increase on a pro rata basis to 100% if the First Year Earn-Out Sales reach €9,500,000. By way of example only, if First Year Earn-Out Sales amount to €9,250,000, the First Year Earn-Out Payment would be equal to €750,000. For the avoidance of doubt, there shall be no First Year Earn-out based on the First Year Earn-Out Sales if the First Year Earn-Out Sales are equal to or less than €8,500,000. The maximum First Year Earn-Out based on the First Year Earn-Out Sales shall not exceed €1,000,000 if the Earn-Out Sales are greater than €9,500,000.

3.3
The amount of the Second Year Earn-Out shall be based on the level of Second Year Earn-Out Sales. The Second Year Earn-Out shall start to accrue if the Second Year Earn-Out Sales exceed €9,500,000 and shall increase on a pro rata basis to 100% if the Second Year Earn-Out Sales reach €10,500,000. By way of example only, if Second Year Earn-Out Sales amount to €10,250,000, the Second Year Earn-Out Payment would be equal to €750,000. For the avoidance of doubt, there shall be no Second Year Earn-out based on the Second Year Earn-Out Sales if the Second Year Earn-Out Sales are equal to or less than €9,500,000. The maximum Second Year Earn-Out based on the Second Year Earn-Out Sales shall not exceed €1,000,000 if the Earn-Out Sales are greater than €10,500,000.

3.4
The Buyer shall ensure that the Sellers have all necessary unrestricted access during normal working hours to the financial and accounting records in order to verify the amount of the First Year Earn-Out Sales and the Second Year Earn-Out Sales.

3.5	The Adjustment Payment (if any) shall be satisfied in cash by the Buyer or the Sellers in accordance with paragraph 7 of Schedule 1.

3.6
Any cash payment is to be made either by telegraphic transfer of cleared funds or value on the Closing Date to the Sellers’ Nominated Bank Accounts or by a banker’s draft ("chèque de banque"), which shall constitute a full and valid discharge to the Buyer for such cash payment.

4	Warranties of the Sellers

Subject to the terms and conditions of this Agreement and in particular the exclusions and limitations provided for in Clause 6, the Sellers warrant, not jointly (sans solidarité entre les Cédants), to the Buyer as at the Closing Date that the Warranties are true and accurate.

4.1	General

4.1.1
To the best of their knowledge and belief, the Sellers have included in the Data Room Documents and/or the Exhibits the documents which are in their possession or that of the Target Group and which they reasonably consider to contain information requested by the Buyer for the purposes of the Buyer's due diligence and that to the best of their knowledge and belief, all such information contained in the Data Room Documents and /or the Exhibits is true and accurate as at the Closing Date.

4.1.2	In the following provisions of this Clause 4, where the context admits, references to the "Company" shall include each of the Subsidiaries.

4.2	Warranties in relation to Sellers

4.2.1	Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement; this Agreement will constitute valid and binding obligations of the Sellers.

4.2.2
The execution and delivery of and the performance by the Sellers of its/their obligations under this Agreement will not and is not likely to (i) result in the creation of any encumbrances and restrictions under any agreement, licence or other instruments or, (ii) result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which any of the Sellers is a party or by which any of the Sellers is bound.

4.3	Warranties in relation to the Company

4.3.1	Constitution, existence, authorities, capacity and conformity of the Target Group

The information contained in parts 1 and 2 of Schedule 2 are true, complete and accurate as at the Closing Date.

The copies of the articles of association and other constitutional documents of each member of the Target Group attached in Exhibit 4.3.1 are true, complete and accurate.

Each member of the Target Group is incorporated and registered in accordance with the laws of its country of incorporation and is duly organised and validly existing under such laws with the full power and authority to enable it to own its assets and properties and carry on the Business as currently conducted.

The extract K-Bis of the Company contains true and accurate information and is up-to-date.

Each member of the Target Group, (i) is able to meet its debts as they fall due and is not in default under any debt financing or declared to be in redressement judiciaire, liquidation judiciaire or any equivalent proceedings in any jurisdiction other than France, and no ad hoc administrator has been appointed; (ii) has not been granted a suspension provisoire des poursuites, nor is it the subject of règlement amiable or any equivalent relief in any jurisdiction other than France.

The accounting books, statutory registers, books and other corporate records of each member of the Target Group required by applicable laws and regulations are (i) up-to-date, (ii) have been kept by the relevant member of the Target Group, are in its possession and have been maintained in accordance with applicable laws and regulations, and (iii) contain information which is true, accurate and complete and which has been recorded in accordance with applicable laws and regulations.

4.3.2	Warranties relating to the Shares of the Company

The Shares have been duly issued and fully paid up and may be transferred freely  and are the only shares issued by the Company. The rights attached to each of the Shares of the Company are identical and free of any Security. The share capital of the Company is not subject to any redemption nor repayment.

No contract or undertaking is in force regarding the issue or the allocation of Shares or granting to any person the right to purchase or to pre-empt all or part of the Shares of the Company. At the Closing Date, the Company has not issued, nor is bound to issue, securities giving rights, at any moment or on a given date, to the allocation of Shares.

The Seller is, at the Closing, the sole and full holder of the Shares. No Security on the Shares is in existence and no person has made any claims to the Shares or with regard to any Security in relation to the Shares. No Shares of the Company are legally or beneficially owned by any person other than the Seller. The Seller has full power and capacity to transfer full title of the Shares free of any Securities on the Closing Date.

4.3.3	Shareholdings and branches

Except for the US company, no member of the Target Group (i) holds shares in any other company, partnership, GIE, GEIE or other entity or business, French or foreign, nor is it member of such entities (ii) has a branch office, representative office or permanent establishment outside their jurisdiction of incorporation; and (iii) has within the last three years entered into any agreement or negotiation with a view to the acquisition of other shareholdings in other companies or entities, or with a view to setting up companies or new entities.

On the Closing Date, the French Subsidary shall own the entire issued share capital and voting rights of the Chinese Subsidiary free from Security.

On the Closing Date, the Company shall own the entire issued share capital and voting rights of the French Subsidiary free from Security.

On the Closing Date, the Company shall own the entire issued share capital and voting rights of the German Subsidiary free from Security.

On or prior to the Closing Date, the US Company shall be liquidated.

4.3.4	Warranty relating to the activities of the Target Group

Each member of the Target Group has power and capacity to carry on its activities in all material respects. To the best knowledge of the Sellers, all permits, licences, authorisations, certificates and consents necessary for each member of the Target Group to carry on the Business and to sell its services have been obtained and are not subject to any suspension, revocation, amendment or non-renewal (including as a result of the change of control of the Company).

No member of the Target Group has made any illegal payment to any person in order to obtain sales or purchases or secure the continuation of the Business.

4.3.5	Warranties relating to the Debts, Cash and Accounts of the Company

The Accounts have been drawn up in accordance with the rules of the French Plan Comptable Général, or the applicable obligatory standards in the country of incorporation, as relevant, so that they are sincères et réguliers and give a true and fair view (donnent une image fidèle) of the assets and liabilities, the financial situation and the results of each French member of the Target Group and a true and fair view of the assets and liabilities, the financial situation and results of the German Subsidiary and the Chinese Subsidiary in accordance with the applicable obligatory standards in Germany and the People’s Republic of China respectively. The Accounts have been drawn up using the same principles and methods as those used during the last three financial years.

The financial position and results shown by the Accounts have not to any material extent been affected by any non recurrent, extraordinary or exceptional items or by inconsistencies of accounting practice or by any other fact rendering such financial position and results unusual or misleading in any material respect in accordance with the rules of the French Plan Comptable Général, or the applicable obligatory standards in the country of incorporation, as relevant.

The turnover of the Target Group as at December 31st, 2008 was not materially below €7,900,000 and the EBIT (without taking into account variations in the value of platinum) of the Target Group as at December 31st, 2008 was not materially below €600,000. For the purposes of this paragraph only, materiality shall mean a variation of 10%.

During the year preceding and ending on the Closing Date, the working capital of the Target Group has been managed consistently with past practise.

As at the Closing Date, the negative net cash balance of the Target Group is €(297,219) and the negative debt balance of the Target Group is €(545,514). Except for the Heraeus Debt which shall be irrevocably and unconditionally waived by the Heraeus group on the Closing Date, there are no other amounts owed by the Target Group to any member of the Heraeus group other than trade debts incurred in the Ordinary Course of Business.

None of the Sellers’ professional costs in connection with the negotiation of this Agreement have been paid for by the Target Group or provided for or reserved neither in the Accounts nor in the Closing Balance Sheet.

The Sellers have personally paid or have agreed to pay all of the professional fees, registration fees and all costs and expenses relating to the transformation of the Company into a SAS (société par actions simplifiée).

4.3.6	Sufficiency of Assets

The Assets comprise all the assets necessary to enable the relevant member of the Target Group to carry on its business in the Ordinary Course of Business.

4.3.7	Warranties in relation to Environment and Permits

To the best knowledge of the Sellers, each member of the Target Group is in compliance with the applicable environmental legislation and with the applicable provisions of the French environmental code and equivalent legislation in its country of incorporation and there exists no environmental inspection, audit, study, review, test or analysis relating to the Properties.

The Company does not operate an establishment that is subject to the French legislation on classified installations.

4.3.8	Fonds de commerce

The Company is not party to any contract, such as a partnership or leasing contract, relating to the transfer of the whole or part of its fonds de commerce.

4.3.9	Intellectual property

Details (description and, if applicable, numbers and dates of filing, registration and renewal) relating to trademarks included in the Intellectual Property that are registered or for which registration is pending, and owned by the Target Group are shown in Exhibit 4.3.9.

(i)	Ownership etc.

All Intellectual Property (whether registered or not) and all pending applications therefor which have been, are, or are being used in the business of the Target Group are (a) fully owned (pleine propriété) by the relevant member of the Target Group or lawfully used with the consent of the owner under a licence; (b) valid; (c) to the best knowledge of the Sellers, not being infringed or challenged by any third party; and (d) if fully owned (pleine propriété) by the relevant member of the Target Group, not subject to any Security or any licence in favour of another. To the best knowledge of the Sellers, each member of the Target Group has taken all commercially reasonable steps to maintain and protect such Intellectual Property.

(ii)	Processes etc.

The processes used by the Target Group do not, to the best knowledge of the Sellers use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to the Target Group and referred to in Exhibit 4.3.9) and no member of the Target Group is aware of a claim of infringement of any such rights or interests made by any third party.

(iii)	Licenses

The licenses entered into by the Target Group relating to Intellectual Property are in full force and effect; to the best knowledge of the Sellers, the obligations of all parties to such licenses have been complied with in accordance with their terms; no the members of the Target Group has been notified of any disputes having arisen, nor has any member of the Target Group received a notification or complaint from a third party in relation to such licenses.

(iv)	Know-How

To the best knowledge of the Sellers, there is no misuse of the Target Group’s Know-How or processes by the Target Group and the Target Group has not made any disclosure of the Target Group’s Know How or processes to any person other than the Buyer.

(v)	No assertion of moral rights

To the best knowledge of the Sellers, no moral rights have been asserted which would affect the use of any of the Intellectual Property in the Ordinary Course of Business.

(vi)	Patents

There are no patentable inventions used in the Business which are owned by any member of the Target Group or, or by the Sellers or, to the best knowledge of the Sellers, by employees or shareholders of any member of the Target Group.

4.3.10	Warranties in relation to Liabilities

Except as disclosed in the Agreement and in its Exhibits, there are no Liabilities (including contingent Liabilities) of the Target Group outstanding on the Closing Date other than those reflected in the Accounts or those incurred in the Ordinary Course of Business since the Balance Sheet Date.

4.3.11	Warranties in relation to the management of the Target Group - Proxies, Delegation of powers and Signatures

There are no proxies, powers of attorney, delegations of power or signature granted by those able to represent any member of the Target Group, or sign in its respective name, in force, as at the Closing Date other than as set out in Exhibit 4.3.11.

4.3.12	Contracts, agreements and arrangements of the Target Group

A list of all Important Agreements is attached in Exhibit 4.3.12. All Important Agreements are valid and binding upon their parties. All Important Agreements have been entered into in the Ordinary Course of Business.

Except as disclosed in Exhibit 4.3.12, such Important Agreements have been performed in accordance with their terms and conditions (save for minor and unrepeated breaches or breaches that have been cured); the sale of the Shares will not prevent the performance of the Important Agreements, lead to their amendment or termination, require the completion of one or more formalities or to obtain an agreement or consent to allow the Important Agreements to remain in force on the same basis; all such Important Agreements have been entered into on arm’s length terms; and to the best of the knowledge of the Sellers, none of the co-contractors would be able to claim economic dependence on the Company if that Important Agreement were to be terminated for any reason.

(i)	Arrangements with connected persons

No agreements, arrangements or commitments of any kind exist between any member of the Target Group on the one hand and the Sellers, its co-directors, co-managers, co-shareholders or former shareholders and any of their Affiliates including, but not limited to, agreements, arrangements or commitments under which any member of the Target Group is required to pay royalties, service fees or any other payments of any kind.

(ii)	Warranties relating to product recalls

No products sold or supplied by any member of the Target Group have been subject to a product recall or retrofit campaign or other material quality defects that are not capable of being remedied to the satisfaction of the relevant customers in the Ordinary Course of Business.

(iii)	Effects of the execution and performance of this Agreement

The execution and performance of this Agreement by the Sellers shall not in itself result in the following events:

(a)	Any extraordinary termination of or significant modification to any material supply contracts or material customer agreements or to any Important Agreement of any member of the Target Group;

(b)	Any obligation to pay a bonus or indemnity or other form of compensation, whether monetary or otherwise, to any of the employees or managers of any member of the Target Group; or

(c)	Any obligation to repay any Outstanding Net Debt.

4.3.13	Warranties relating to employees

To the best knowledge of the Sellers, each member of the Target Group has duly performed its obligations with relation to any employee, collective agreement or other body representing employees including, but not limited to, the constitution of and all obligations relating to its works’ council.

Exhibit 4.4.13 (A) contains true and complete particulars of all of employees of the Target Group (as per the date of this Agreement), the age of such employees, the seniority of each employee, the main terms of the employees’ contract and the amount of wages and labour costs for all employees.

The employment contracts of all the Senior Employees contain a standard confidentiality clause, a standard IP protection clause and a restriction on employment with competitors that complies with the relevant collective bargaining agreement applicable to the Business. There has been no notice of termination given to any Senior Employee.

No employee has given written notification to the Target Group of his intention to terminate his contract, nor has given formal notice to leave or is under notice of dismissal.

None of the Target Group’s subcontractors or independent consultants, or employees of these subcontractors or independent consultants, have filed any claims that they must be categorised as actual employees of the Target Group as a result of their past relations with the Target Group.

The Target Group has satisfied all its material obligations relating to labour and social security laws including those relating to (i) the use of temporary personnel, (ii) employees' representation, (iii) the application of collective bargaining agreements and (iv) those to be carried out in view of the sale of the Shares.

The Company has entered into an agreement for the reduction of the working time to 35 hours, which has been provided to the Buyer and is set out in Exhibit 4.3.13 (c) and implemented such reduction, to the best knowledge of the Sellers in compliance with all applicable laws and regulations and the terms of such agreement.

4.3.14	Pensions

There are no retirement, death or disability benefit Schemes for officers or employees of the Target Group nor is the Target Group under any obligation to or in respect of any former or present officers or employees of the Target Group with regard to such benefit Schemes pursuant to which the Target Group is or may become liable to make payments.

4.3.15	Warranties in relation to litigation

(i)	Litigation

The Target Group is not engaged in any litigation, action or arbitration proceedings or any dispute (including investigations or public enquiries) and has not been served with any notice making it a party to a litigation, action, arbitration or other legal proceedings with the exception of debt collection by the Target Group in the Ordinary Course of Business and no litigation, arbitration or other legal proceedings are threatened in writing or, to the best knowledge of the Sellers, pending either by or against the Target Group and there are no facts known to any of the Sellers which might give rise to any such proceedings.

(ii)	Investigations

Save as disclosed in Exhibit 4.3.15, the Target Group has not been notified of any investigation, inspection, inquiry, control or other procedure by any governmental authority (particularly the tax, customs, competition, fraud or health, social security and labour authorities) regarding its operations and activities.

4.3.16	Compliance with laws

To the best knowledge of the Sellers, each member of the Target Group is in compliance with applicable laws, regulations and practices in France and abroad in all material respects.

To the best knowledge of the Sellers, neither the Target Group, nor any of its officers and employees, have committed in the course of their employment any act which may entail the criminal liability of the Target Group.

4.3.17	Properties

(i)	The Target Group does not own freehold premises.

(ii)
The French Property and the Chinese Property are occupied by the French Subsidiary and the Chinese Subsidiary respectively pursuant to valid leases (whose are attached in Exhibit 4.3.17) and the Target Group has complied with all of its material obligations under these leases. No notice to quit in respect of these leases has been served on the Target Group and the sale of the Shares does not constitute a termination event under such leases.

(iii)
There are no circumstances subsisting in relation to the Properties which would entitle any third party to exercise a right or power of entry or to take possession or, so far as the Sellers are aware, which would in any other way materially affect or restrict its continued possession, enjoyment or use; all material licences, consents and approvals required from the landlords and any superior landlords under the leases relating to the Properties have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed in all material respects; there are no rent reviews under such leases currently in progress except for any indexation increases (if any) referred to in such leases; all such leases that should have been registered with any government registry have been so registered; the Properties are in a good and substantial state of repair and condition (allowing for fair wear and tear) free from any material visible defects and fit for the purpose for which they are presently used; the present use of each of the Properties complies in all material respects with all requirements of law, zoning restrictions and restrictive covenants; and the French Property complies with all environmental norms, standards and requirements.

5	Closing

5.1	Place and time of the Closing

The Closing shall take place on the Closing Date at the offices of Hammonds Hausmann, 4, Avenue Velasquez, 75008 Paris.

5.2	At the Closing, the Sellers shall deliver the following to the Buyer and/or its nominees:

5.2.1
Letters of resignation from each of the (i) President of the Company, and (ii) the directors of the Chinese Subsidiary and the President and Managing Director of the French Subsidiary with effect from the Closing Date containing an acknowledgement that his rights are fully satisfied and that he has no claim or action of any nature whatsoever against the Company or the Chinese Subsidiary or the French Subsidiary respectively and that he waives all rights and claims he may have against the Company and the Chinese Subsidiary and the French Subsidiary respectively;

5.2.2	Duly completed, executed and dated Cerfa declaration and share transfer form (“ordre de mouvement”) in respect of the Shares in favour of the Buyer;

5.2.3
A certified copy by the President of the French Subsidiary of the share transfer form register (registre de movement de titres) and shareholders’ accounts (comptes d’actionnaires) dated January 30, 2009 attesting that all of the share capital of the French Subsidiary is owned by the Company free from all Security subject only to BNP Paribas releasing its pledge over the shares of the French Subsidiary in accordance with its letter dated January 15th, 2009;

5.2.4	Evidence that all of the share capital of the Chinese Subsidiary is owned by the French Subsidiary free from all Security;

5.2.5	A copy of the dissolution certificate of the US Company (a copy of which is disclosed in Exhibit 5.2.5);

5.2.6
A certified copy by the President of the Company of an extrait KBis of the Company attesting that the Company has been transformed from a SARL (société  à responsabilité limitée) into an SAS (société par actions simplifiée)

5.2.7
A copy of the forgiveness act signed by the Heraeus group attesting that the latter unconditionally and irrevocably waives the debt of €900,000 owed to it by the Company (the “Heraeus Debt”) (a copy of which is disclosed in Exhibit 5.2.7);

5.2.8
A working capital statement detailing accounts payable, accounts receivable and the amount of the Outstanding Net Debt as at the close of business on the Business Day immediately preceding the Closing Date (a copy of which is disclosed in Exhibit 5.2.8);

5.2.9
Evidence that BNP Paribas have agreed to release all security held by such bank on the shares of the French Subsidiary or over any other assets of the Target Group upon and subject to the repayment of all amounts owing to them by the Target Group (copies of which are disclosed in Exhibit 5.2.9);

5.2.10
Certified copy by the President of the French Subsidiary of the minutes of the works’ council meeting dated January 23, 2009 that has given its prior written opinion in relation to the transaction contemplated by this Agreement (a copy of which is disclosed in Exhibit 5.2.10);

5.2.11
Copy of the letter sent by the French Subsidiary on January 13, 2009 to the DRIRE/Préfecture de Seine et Marne as required pursuant to the French legislation on classified installations (a copy of which is disclosed in Exhibit 5.2.11); and

5.2.12	Copy of the asbestos survey completed by APAVE on October 7th, 1999 relating to the French Property (a copy of which is disclosed in Exhibit 5.2.12).

5.3
At the closing and against compliance by the Sellers with each of the obligations set out in Clause 5.2, the Buyer shall pay the Closing Payment to the Sellers as provided under Clause 3.1.1 in the Relevant Proportions to the bank accounts of which details will be provided prior to the Closing.

5.4
At the Closing, the Buyer shall deliver to the Sellers and/or their nominees new employment agreements for Mr Térol, Mr. Richard and Mr Hermandesse duly signed by the new officers of the French Subsidiary in the Agreed Form.

6	Indemnifications

6.1	Warranties

6.1.1
Subject to the limitations contained in this Clause 6, the Sellers undertake, not jointly (sans solidarité entre les Cédants), to indemnify the Buyer (or if the Buyer at its discretion so requests, to indemnify the Company or the relevant Subsidiary) (the “Indemnified Party”) from and against any and all Loss effectively suffered or incurred by either the Buyer or the relevant member of the Target Group which results from any breach of the Warranties.

6.1.2
The Warranties are given subject to facts and matters fairly disclosed in the Schedules, the Exhibits and by the Data Room Documents provided that such disclosure is made in a manner and in sufficient detail to provide reasonable and fair disclosure to the Buyer. The Buyer shall accordingly have no claim in respect of any of Warranties in relation to any fact or matter so disclosed (regardless of whether the disclosure or exception is made or expressed in respect of the Warranty in reliance upon which the Buyer’s claim is made).

6.1.3
The Sellers acknowledge that the Buyer has entered into this Agreement in reliance on the Warranties and the tax indemnity contained in Clause 6.2. The Buyer acknowledges that it has not been induced to enter into this Agreement by, and that it does not in connection with this Agreement or its subject matter rely on, any representation, warranty or assurance by the Sellers or any other person (including the Company’s and the Subsidiaries’ officers and employees) save for those contained in the Warranties and by virtue of Clause 6.2. Subject to the Buyer’s rights and remedies in case of fraudulent misrepresentation (“dol”), the Buyer agrees that it shall have no right or remedy in respect of any representation, warranty or assurance save for those contained in the Warranties and in Clause 6.2, in respect of which the only remedy of the Buyer shall be a claim for indemnification pursuant to Clause 6.1 (a) or Clause 6.2, subject to and in accordance with the terms and conditions of this Agreement.

6.2	Tax Indemnity

Subject to Clause 6.3 (c), the Sellers undertake, not jointly (sans solidarité entre les Cédants), to indemnify the Buyer up to the full amount of any Loss of the Target Group and/or the Buyer resulting or arising from any Tax which would be borne by any member of the Target Group and of any tax advantage (such as deficits which may be carried forward, depreciations which may be known to have been postponed or other regulations allowing deferral or reprieve) which could be reduced and/or annulled and/or disallowed, following any reassessment or other act carried out by tax or social security authority relating to a period prior to the Closing Date and due to the fact that either the amounts had not been paid when due, or the Tax Returns were not made on the appropriate date or were incorrect for whatever reason provided that any Loss resulting from a tax reassessment the sole effect of which is a shift of a Tax from one fiscal year to the other, or to create a corresponding Tax credit, shall only give rise to an indemnification up to the amount of penalties or late interests actually paid and provided further that in relation to any claim which relates to the period starting on January 1st, 2009 and ending on Closing Date only the Loss accruing, arising or relating to this period (I.e. starting on January 1st, 2009 and ending on the Closing Date) shall be covered by this indemnity. For avoidance of doubt, any Loss accruing, arising or relating to a Tax Return filed before the appropriate tax authorities relating to the 2009 fiscal year shall not be covered by the indemnity save to the extent that the Loss is assessed by the tax or other social security authority is in respect of income, profits or gains earned, accrued or received on or before the Closing Date. The disclosure of the notification under Exhibit 4.3.15 shall in no way limit or exclude the liability of the Sellers pursuant to this Clause 6.2.

6.3	The Sellers’ liability under the Warranties shall be limited as follows:

(a)	Individual Claims

The Sellers shall not be liable, and therefore shall not be required to indemnify or pay in respect of a Loss pursuant to a Notified Claim, in the event that such Loss results from a single event or fact, and the amount of such Loss does not exceed €10,000 (ten thousand euros). All Loss having a similar initiating fact or cause being a single cause, shall be taken into account as one cumulated amount.

(b)	Threshold

(i)
The Sellers shall not be liable to pay all or part of Loss, pursuant to a Notified Claim, unless the amount of such Loss, together with the Loss resulting from previous Notified Claims shall be more than € 50,000 (fifty thousand euros) (the “Deductible”).

(ii)
If the Deductible is exceeded by Loss in respect of a Notified Claim, taking into account Loss arising by virtue of previous Notified Claims, then the Sellers shall be obliged to pay, in accordance with the terms and conditions of clause 6, the amount of all Loss that exceeds the Deductible.

(c)	Ceiling

The total cumulated amount of payments that the Sellers may be obliged to make to the Indemnified Party relating to the Warranties and/or pursuant to Clause 6.2 shall not exceed the amount of the Earn-Out Payment.

(d)	Indemnification by a third party

The amounts payable under this Agreement shall be reduced by the amount of any indemnity (net of Taxes and the costs of recovering such amounts) which is effectively paid by a third party to any Indemnified Party (including amounts paid by insurers under insurance policies existing on or after the Closing Date) in respect of the matter giving rise to the Relevant Claim. The Indemnified Party shall undertake, and shall cause the Company or the French Subsidiary to undertake, all commercially reasonable actions to collect any amount payable under an insurance policy or from third parties. If the Sellers have already indemnified an Indemnified Party in respect of a Relevant Claim and the Indemnified Party subsequently receives from a third party a payment in respect of the matter giving rise to the Relevant Claim, the Buyer shall pay to the Sellers an amount equal to the payment received (net of Taxes and the costs of recovering such amounts) except to the extent that the liability of the Sellers in respect of the Relevant Claim had already been reduced to take account of such payment.

(e)	Changes attributable to the Indemnified Party

The Sellers shall not be liable for or be obliged to pay all or part of any Loss arising under a Notified Claim in so far as the amount of such Loss results from, or is increased by, a voluntary act or omission by any of the Indemnified Party, its Affiliates, the Company or their directors, employees, agents or their respective representatives after the Closing Date, save in the case where (i) such voluntary act could not have been avoided for legal, regulatory or contractual reasons or (ii) such voluntary act or omission is taken to remedy the fact that the Warranties made by the Sellers are not accurate and true or (iii) where such act, omission or transaction occurred with the express agreement or at the request of the Sellers.

(f)	Obligation on the Indemnified Party to mitigate the Loss

The Indemnified Party shall take and shall procure that all reasonable measures and steps are taken and all reasonable assistance is given in order to avoid or minimise the amount of the Loss which, if the above-mentioned obligation has not been fulfilled, would entail (i) the Sellers incurring liability for Loss or their liability already so incurred being exacerbated or increased, or (ii) the amount of the Loss being increased.

(g)	Change in law

The Sellers shall not be liable in respect of any Relevant Claim to the extent that it arises or is increased as a result of any change in law (or change in the interpretation of law) or in the administrative practice of any government, governmental department, agency or regulatory body occurring after the date of this Agreement.

(h)	Accounting bases

The Sellers shall not be liable in respect of any Relevant Claim to the extent that it arises or is increased as a result of any change after Closing in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company and the Subsidiaries from those used in preparing the Accounts save where those changes were rendered necessary as a result of an error or misapplication discovered in the accounting bases, policies, practises or methods previously used in preparing the Accounts.

(i)	Related benefits

In assessing any damages or other amounts payable in respect of a Relevant Claim there shall be taken into account any related savings or other net benefits resulting directly from the Relevant Claim which are made or received by the Buyer or the Target Group.

(j)	No duplication of recovery

The Sellers shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim is made good or is otherwise compensated for without Liability to an Indemnified Party.

The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

(k)	Taxation

For the purpose of determining the amount of the Sellers’ liability in respect of a Relevant Claim, the amount of such liability shall be determined after taking into account any increase or reduction of Taxation for any member of the Buyer’s Group resulting directly from the existence of the fact or event which forms the basis of the claim against the Sellers.

(l)	Timing differences

If and to the extent that a Relevant Claim relates to adjustments for Taxation which result solely in a timing difference in Taxation or charge or which result solely in a transfer of profits or receipts from one financial year to another, the liability of the Sellers shall be limited to the amount of any resulting penalties and interest on late payment.

6.4	Duration

The Sellers shall have no liability in respect of any Relevant Claim unless the Buyer shall provide a Notified Claim (as defined hereunder) to the Sellers:

6.4.1	on or before January 31st, 2013, as far as questions relating to Tax, customs or regulation of employment or social security are concerned; and

6.4.2	on or before the second anniversary of the Closing Date for any other event or matter.

6.5	Information - Parties

6.5.1	The Buyer and the Sellers undertake fully to cooperate with each other relating to Notified Claims.

The Buyer shall provide written notice to the Sellers of any event that gives rise to a claim under the Warranties or pursuant to Clause 6.2, which notice shall specify in reasonable detail the matter giving rise to the claim, the nature of the claim and the amount claimed in respect of that claim (a “Notified Claim”).

Failure to give written notice to the Sellers within the time limits set out in clause 6.4 shall preclude the Buyer from obtaining any indemnification from the Sellers.

The Buyer undertakes, and shall cause each member of the Target Group to undertake, to ensure that the Sellers are permitted to consult freely all relevant information or documents held by each member of the Target Group in relation to a Notified Claim and which is necessary to ensure an understanding of the conditions and circumstances of the Notified Claim, provided, however, that (i) such investigations are conducted during the business hours of the relevant member of the Target Group, as the case may be, (ii) are conducted in such a way as shall not disturb the normal running of the business of the relevant member of the Target Group, or inhibit the normal activities of the Company, and (iii) a first notice of five (5) days has been delivered by the Sellers to the relevant member of the Target Group. The Sellers undertake to keep confidential all information and documents which they may receive or consult in connection thereto.

6.5.2
If the Sellers decide to contest the merits of a Notified Claim, the Sellers shall notify the Buyer in writing of their reasons for doing so within 30 Business Days of receiving the Notified Claim. The Sellers shall be deemed to have accepted the Notified Claim, if they do not respond to the Notified Claim within this time limit.

6.5.3.
If the Sellers have notified the Buyer within the time limit of their reasons for contesting the Notified Claim, the Parties shall meet each other within 15 Business Days following their response. In the absence of an agreement with the Buyer within 30 Business Days following the date of this meeting, or in the absence of this meeting, the Sellers shall be deemed to have rejected the Notified Claim and shall initiate the arbitration proceedings set out in Clause 10.3 within 15 Business Days from the last date on which such meeting could have been held. Failure of the Sellers to initiate such arbitration proceedings shall be deemed to be an acceptance of the Notified Claim.

6.5.4.
Subject to Clause 6.5.5, in the event of a claim, audit notice, summons, or of any litigation matter which has or which could give rise to a Notified Claim under this Agreement, the Buyer shall allow the Sellers to make their observations on the conduct of the proceedings; the Buyer shall ensure that these observations are taken into account by the relevant member of the Target Group in as far as such observations are reasonable and made in its interest.

6.5.5.
In respect of any claim made pursuant to Clause 6.2 in respect of corporation tax (impôt sur les sociétés), professional tax (taxe professionnelle) and VAT (TVA) only, the Buyer shall not enter into any final settlement with a French Taxation authority in relation to such claim without first having obtained the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

6.6	Payment of Claims and Set-off against the Earn-Out Payment

6.6.1
Any Notified Claim (a) accepted or deemed to have been accepted by the Sellers on a certain date under the terms of this Agreement shall imply that the amount so claimed is certain, in liquid form and due and payable from that date and (b) where this is not the case, and without prejudice to any legal disposition, an amount shall be deemed to be certain, in liquid form and due and payable under the present Agreement following an agreement between the Parties on the Notified Claim, or a settlement agreement in accordance with article 2044 of the Civil Code being concluded between the Parties, or a final decision being rendered by a court or administrative body (with no further appeal or cassation available) in respect of the Notified Claim (each of 6.6.1 (a) and (b) being a “Finally Determined Claim”). The Sellers shall, immediately on the due date for payment of any Notified Claim accepted or deemed accepted by the Sellers, pay the full amount of such claim to the Buyer.

6.6.2	The Buyer shall have the right to set off the full amount of any Finally Determined Claims against the Earn-Out Payment.

6.6.3
Any delay in payment (starting from the due date) by a Party of sums due under the present Agreement will result in such Party(ies) having to pay interest at the legal rate of interest (taux de l'intérêt légal) at the stipulated date.

6.6.4	Any payment under this Agreement shall be considered as a reduction of the Purchase Price.

6.7	Substitution/Assignment

6.7.1	Successors and permitted assignees of the Sellers shall be held liable for the performance of the obligations of the Sellers under this Agreement.

6.7.2
None of the Parties shall be entitled to assign its or his rights or obligations under this Agreement without the prior written consent of the other Party, except that the Buyer shall be entitled to assign all or part of its rights and obligations under this Agreement and any outstanding claims and litigation to an Affiliate without requiring prior written consent.

7	Right of Termination

The Buyer shall be entitled to terminate this Agreement (except as regards Clause 9, which will survive such termination) without prior notice, in the event that any Share is subject to any Security.

8	Non-Compete and Non-Solicitation

8.1	Non-Compete

During the Restricted Period, each of the Sellers undertakes to the Buyer and to each of its Affiliates not to compete, directly or indirectly (including through any Affiliate of the Sellers or otherwise) in Europe or Asia with the Business (i.e. the design, manufacture and supply of Sensors) as conducted on the Closing Date. To this end, each of the Sellers undertakes to the Buyer and to each of its Affiliates during the Restricted Period:

(i)	not to carry out or undertake, whether directly or indirectly, for its / his own account or for the account of third parties, any activity competing with the Business in any manner;

(ii)	not to manage, advise or assist in any way, whether or not for consideration, any Entity carrying out a business competing with the Business;

(iii)
not to acquire any interest in any Entity competing with the Business except for holdings of securities in a publicly listed company where such holding does not exceed 1% of the equity share capital of the issuer of these securities and such holding is held for investment purposes only;

(iv)	not to solicit supply or deal with any of the customers or suppliers of the Business for the purposes of competing this Business;

(v)	not to engage in any practice the purpose of which is to evade the provisions of this undertaking; and

(vi)	not to use the name "ATEXIS" or any words confusingly similar to "ATEXIS" in any context.

(all together referred to as the “Non-Compete Undertakings”).

8.2	Non-solicitation

The Sellers shall not, directly or indirectly, during the Restricted Period, for itself or himself, and, for the same period, the Sellers shall procure that its Affiliates shall not, solicit for employment or hire any officer, director or employee employed by the Target Group or do anything to influence or encourage any such person to leave his or her employment with the Target Group.

9	Confidentiality

9.1
The Sellers and the Buyer shall treat as confidential and not disclose the provisions of this Agreement and any agreement entered into pursuant to this Agreement. Prior to the Closing Date, the Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers. From and after the Closing Date, the Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers (other than the Target Group and other than in respect of the subject matter of this Agreement). From and after the Closing Date, the Sellers shall treat as confidential and not disclose or use information received or obtained in respect of the Buyer and the Target Group; provided, however, that the Sellers shall be permitted to use financial information regarding the Target Group to the extent required for normal financial reporting purposes.

9.2	This Clause 9 shall not prohibit disclosure of any information if and to the extent:

(vii)	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

(viii)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Buyer, as the case may be;

(ix)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably necessary, desirable or required to be made to a taxation authority in connection with the taxation affairs of the disclosing party;

(x)	the disclosure is made to employees or professional advisers of the Sellers or the Buyer;

(xi)	the information becomes publicly available (other than by breach of this Agreement);

(xii)	the other Party has given prior written approval to the disclosure or use; or

(xiii)	the information is independently developed after Closing;

(xiv)
Provided that prior to disclosure or use of any information pursuant to (i), (ii) or (iii) (except in the case of disclosure to a taxation authority), the Party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

9.3	It is expressly agreed that if this Agreement should be voided or terminated, Clause 10 shall remain in force for the purposes of this Clause 9.

10	Applicable Law/Arbitration

10.1	This Agreement shall be construed and governed exclusively in accordance with French law.

10.2
Any dispute which shall arise between the Parties from this Agreement shall be first submitted to an internal system for dispute resolution (ISDR). Such ISDR shall consist of the Sellers and the CEO of the Buyer who shall form the Dispute Committee. Should such Dispute Committee not be able to reach agreement within a reasonable period of time (such period not to exceed two months) then either Party may refer any dispute to arbitration according to Clause 10.3 below.

10.3
Any dispute arising between the Parties from this Agreement which cannot be settled by ISDR as stipulated in Clause 10 shall be finally settled either by a sole arbitrator/mediator or (if the Parties cannot agree on such sole arbitrator/mediator within a period of 1 (one) month) by three arbitrators appointed by the Parties in accordance with the rules of arbitration of the Centre de Médiation et d'Arbitrage de Paris. The arbitrator(s) shall decide upon the allocation between the prevailing and non-prevailing Parties of the fees and expenses of the arbitrators and the costs of arbitration and the enforcement of any award rendered therein including  attorney’s fees and expenses. Such arbitration shall take place in Paris; the language of the arbitration shall be English.

11	Miscellaneous

11.1	This Agreement can only be changed or modified in writing by the Parties.

11.2	A waiver by any Party of any of its rights under this Agreement must, in order to be valid, be made in writing.

11.3
If any provision of this Agreement is held to be illegal, invalid, unenforceable or void, in whole or in part, under enactment or rule of law, the Parties shall substitute such invalid provision by a valid provision which achieves as much as possible the purport, sense and economic purpose of the invalid provision. The remaining provisions of this Agreement shall not be affected by the nullity/invalidity of individual provisions and shall remain in full force and effect unless such invalid provision is of such essential importance to this Agreement that the Parties could not be reasonably expected to have concluded the Agreement without the invalid provision.

11.4
Unless this Agreement provides otherwise, each Party shall bear its own fees, expenses and costs in connection with this Agreement and the transactions contemplated herein as well as any taxes required by law to be paid by such Party.

11.5
All the Parties undertake not to disclose this Agreement and not to make any announcement in respect of the subject matter of this Agreement unless specifically agreed between them in writing or unless there is an obligation to disclose pursuant to a legal obligation.

11.6
The Sellers agree that restructuring (contributions, apport partiel d’actifs, mergers, splits and other transactions) which may involve the Buyer/MEAS Group and/or the Target Group shall not affect the rights and undertakings of the Parties to this Agreement and, in particular, the non-competition/non-solicitation obligations of the Sellers and the Warranties made by the Sellers and the indemnification procedure under this Agreement shall remain applicable mutandis mutandis and unchanged.

12	Notices

12.1
Any demand, notice or other communication under this Agreement, whether required or permitted to be given hereunder, shall be given in writing by mail, courier, telefax or email and to the address stipulated in Clause 12.2 or such other address as the Parties shall nominate from time to time to all other Parties hereto in accordance with the Clause. Any such notice or communication must be in the English language.

12.2	Every notice or communication given in accordance with this Clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed received
Delivery by hand;	the day of delivery;
Post:	48 hours after posting; and
Facsimile or other means of visible electronic reproduction
on the date the senders machine issues a transmission report in respect of the notice or communication provided that in case of electronic messages a notification of receipt by the receiving party’s machine is requested and received

12.3	The address for notice under this Agreement for each Party is as follows:

Sellers:

ASTRANCE PATRIMOINE	146 Chemin du Fief de Mons
77 950 Maincy

Mr Pascal Hermandesse :	Atexis, Company Electron Limited, #11, Fujiang Road, Dragon Industry Port, Shuangliu, Chengdu, P.R.C610200 (China)

Mr José Terol :	146 Chemin du Fief de Mons 77950 Maincy, France
Mr Pascal Richard :	5 bis Boulevard Aristide Briand
77390 Chaumes-en-Brie, France

Buyer:	MEAS Europe SAS
105 Avenue du Général Eisenhower 31023 Toulouse Cedex, France
FAO: Jean-François Allier
Email: jean-francois.allier@meas-spec.com

With copy to:	Tony Reed
Hammonds Hausmann,
4 Avenue Velasquez, 75008 Paris,
France

With copy to:	Jean-Yves Connesson Avocat à la Cour
Chevalier Péricard Connesson
26 Boulevard Rapsail
75007 Paris

13	Buyer’s Representations And Warranties

13.1
The Buyer has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each of the documents executed on the date hereof.

13.2
The Buyer was incorporated in accordance with its memorandum and articles of association and is validly existing. The execution by the Buyer of this Agreement shall not constitute a violation of any term or provision of its statutes, or any order, writ, injunction, decree, judgment of any legal body to which the Buyer is subject, the effect of which would impair the ability of the Buyer to perform its obligations pursuant to this Agreement.

14	Number of Copies

This Agreement is executed in 5 (five) copies, each of which will be deemed to be an original.

Signatures

Signed by Jean-François Allier
___________________
MEAS EUROPE
Jean-François Allier

Signed by José Terol	Signed by Pascal Hermandesse
___________________	_________________
Mr José Terol	Mr Pascal Hermandesse

Signed by Pascal Richard
___________________
Mr Pascal Richard

Signed by Astrance Patrimoine
___________________
Astrance Patrimoine

SCHEDULE 1

CLOSING BALANCE SHEET

Part 1

1.
Within 15 Business Days after the Closing Date, the Buyer shall prepare a draft of the balance sheet as at the Closing Date of the Target Group in accordance with the principles set out in this Schedule (the “Closing Balance Sheet”).

2.
If the Sellers do not, within 30 Business Days of presentation to them of the draft Closing Balance Sheet, give notice to the Buyer that they disagree with the draft Closing Balance Sheet or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments (and amounts) which, in the Seller’s opinion should be made to the draft Closing Balance Sheet (the “Seller’s Disagreement Notice”), the draft Closing Balance Sheet shall become final and binding on the Parties for all purposes.

3.
If the Sellers raise a valid Seller’s Disagreement Notice in accordance with paragraph 2 above, the Buyer and the Sellers shall hold discussions in good faith with a view to agreeing the Closing Balance Sheet within 15 Business Days of receipt of the Seller’s Disagreement Notice. If such agreement is reached and is confirmed in writing by the Parties, it shall be final and binding on the Parties.

4.
Any matter in dispute of the draft Closing Balance Sheet which remains unresolved after the expiration of the 15 Business Day period specified in paragraph 3 above shall, at the request of either the Buyer or the Sellers be referred for final determination to PwC or, should PwC refuse to accept such appointment for whatever reason, to an independent firm of chartered accountants of international repute as shall be nominated at the request at any time of either the Buyer or the Sellers by the Président du Tribunal de Commerce de Paris (the “Independent Accountant”).

5.	All costs incurred by the Buyer in preparing, reviewing and agreeing the Closing Balance shall be borne by the Buyer and all such costs incurred by the Sellers shall be borne by the Sellers.

6.
Each Party shall co-operate fully with the others and, if applicable, with the Independent Accountant appointed under paragraph 4 (including giving all reasonable access to premises, records, information, and to personnel) with a view to enabling the draft Closing Balance Sheet to be prepared, reviewed, discussed and, if applicable, with a view to enabling the Independent Accountant to make his determination and in particular the Buyer shall procure that the Target Group shall permit the Sellers and their advisers (and, if applicable, the Independent Accountant) to have a reasonable access to the premises, records, information, and personnel belonging to the Target Group and to take copies of any such records or information which the Sellers may reasonably require for the purpose of reviewing or discussing the draft Closing Balance Sheet.

7.	Within 5 Business Days of the agreement or determination of the Closing Balance Sheet pursuant to this Schedule:

a)	if the Outstanding Net Debt exceeds €(842,733), the Seller shall pay to the Buyer in cash the full amount of any such excess; or

b)	if the Outstanding Net Debt is less than €(842,733), the Buyer shall pay to the Seller in cash the full amount of any such shortfall

(the “Adjustment Payment”)

Part 2

1.	Accounting policies

The Closing Balance Sheet shall be prepared and agreed in accordance with Parts 1 and 2 of this Schedule and in accordance with the policies that appear, and in the order shown, below:

a)	the specific accounting policies set out in paragraphs 2 to 4 below; and

b)	to the extent not covered by (a) above, in accordance with French GAAP as at the Closing Date.

2.	Post Balance Sheets Events

The Closing Balance Sheet shall be prepared on a going concern basis and shall take no account of information becoming available more than 15 Business Days post-Closing.

The Closing Balance Sheet shall take account of information becoming available up to 15 Business Days post-Closing which provides additional evidence relating to conditions existing at the Closing Date (i.e. adjusting post-balance events as defined under French GAAP). For the avoidance of doubt, the Closing Balance Sheet will not take account of any non-adjusting post balance sheet events as defined under French GAAP.

3.	Cash

In respect of cash balances for the Target Group, reconciliation between the cash book balances and the bank statements will be performed at the Closing Date.

4.	Debt

In respect of bank debt for the Target Group, the Sellers shall provide the Buyer with detailed bank account statements on each line of credit (overdraft, revolving or otherwise) available to the Target Group showing the balance outstanding as at the Closing Date.

SCHEDULE 2

THE COMPANY
Part 1

Name:	R.I.T.

Type of corporate identity:	Société par actions simplifiée

Place of registration:	Commercial Register of the Local Court of Meaux

Registered number:	439 863 994 RCS Meaux

Registered Office:	48, rue de Frégy – 77610 Fontenay-Tresigny

President:	Mr José Térol

Accounting reference date /	31 December
Financial year end

Auditors:	KPMG SA, 9 avenue Parmentier, 31086 Toulouse Cedex 2 (Principal Statutory Auditor)

Monsieur Philippe Saint Pierre, 9 avenue Parmentier, 31086 Toulouse Cedex 2 (Deputy Statutory Auditor)

Share Capital:	€153,000 divided into 15,300 shares of €10 each

FRENCH SUBSIDIARY

Part 2

Name:	Atexis

Type of corporate identity:	Société par actions simplifiée

Place of registration:	Commercial Register of the Local Court of Meaux

Registered number:	409 260 791 RCS Meaux

Registered Office:	48, rue de Frégy – 77610 Fontenay-Tresigny

President:	Mr. Pascal Hermandesse
Managing Director Mr. José Térol

Accounting reference date /	31 December
Financial year end

Auditors:	KPMG SA

Share Capital:	EUR 765,000 consisting of 50,000 shares of
EUR 15,30

CHINESE SUBSIDIARY

Part 3

Name:	Atexis Company Electron Ltd Co

Type of corporate identity: registration or	Wholly foreign-owned subsidiaryPlace of Chengdu

Country of incorporation	People’s Republic of China

Registered number:	76 86 36 91-1

Registered Office:	Atexis, Company Electron Limited, #11, Fujiang Road, Dragon Industry Port, Shuangliu, Chengdu, P.R.C610200 (China)

Officers:	Mr. Pascal Hermandesse

Accounting reference date /	December 31
Financial year end

GERMAN SUBSIDIARY

Part 4

Name:	Atexis GmbH

Type of corporate identity:	GmbH

Place of registration or	Saarbrücken
Country of incorporation

Registered number:	HR B 14 740

Registered Office:	Lebacher STr. 4 66113 Saarbrücken

Officers:	José Térol

Accounting reference date /	December 31
Financial year end

SCHEDULE 3

DATA ROOM DOCUMENTS

1.	Pacte d’actionnaires RIT

2.     Statuts ATEXIS FR, RIT, Et GmbH

3.	Contrat d’apport partiel d’actif en 1999 vers HERAEUS Sensor Technologie SARL

4.	Contrat d’acquisition d’ATEXIS SAS

5.	Contrat de crédit bail ATEXIS FR

6.	Contrat Cadre client (BSH et ISL)

7.	Commande BSH

8.	Contrat de distribution ( Heraeus HST Bresil, et Heraeus HST Kleinosteim)

9.	Hit parade clients

10.	Hit parade Fournisseurs

11.	Liste des contrats (fichier excel)

12.	Contrat Heraeus.

13.	Polices d'assurances souscrites par Atexis

14.	Registre des assemblées d'Atexis et de RIT

15.	Registre des mouvements de titres d'Atexis

16.	Certificat Qualité

17.	Situation financière ATEXIS au 31/10/2008 ( Compte de résultats, Bilan)

18.	Balance agée ATEXIS FR au 31/10/08

19.	Balance Générale ATEXIS FR au 31/10/08

20.	Liasses fiscales 2007 RIT

21.	Balance Générale RIT au 31/10/2008

22.	Atexis FR : liasses fiscales, rapports de CAC pour 2005, 2006, et 2007

23.	Tous les contrats de prêts bancaires en cours

24.	Tous les contrats de prêts avec Heraeus

25.	Contrats de travail et dossiers personnels : Pascal Hermandesse, Pascal Richard, José Térol, Didier Patyn, Denis Caron, Nicolas Pecquet, Jean Pierre Jourdrin, Branislav Gasic.

26.	Transaction de Branislav Gasic

27.	Accord des 35 heures

28.	Accord de participation

29.	Règlement intérieur

30.	Charte informatique et son enregistrement à l’inspection du Travail

31.	Dossier Taux d’accident du travail

32.	Dossier personnel de Madame Rémy en arrêt de travail, puis maladie.

33.	Enregistrement du système de pointage au CNIL

34.	PV CHSCT

35.	PV CE

36.	Document Unique

37.	Dernier contrôle d’URSSAF portant sur 2001 et 2002

38.	Le fichier complet du traitement de la paye du mois d’octobre établie par ADP GSI été projeté et transmis par Email à messieurs Nicolas Pinel et Jean Marc Sainsard

39.	Déclaration TVTS

40.	Copie du contrat de travail et avenants de Monsieur Michael Minten

41.	Copie de la déclaration 2483 2007

42.	Copie du plan de formation 2008

43.	Copie de l’état de la flotte automobile France.